Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Advantage Solutions Inc. of our report dated April 22, 2020, except with respect to matters affecting the Company’s liquidity discussed in Note 19 and Schedule I — Condensed Parent Only Financial Information of Advantage Solutions Inc., as to which the date is September 9, 2020, relating to the financial statements and financial statement schedule of ASI Intermediate Corp. (formerly known as Advantage Solutions Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

November 19, 2020